CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to the incorporation by reference in the registration statements (No. 333-202054 and No. 333-214312) on Form S-3 and registration statement (No. 333-193619) on Form S-8 of Rice Energy Inc. (the "Company") of the reference to Netherland, Sewell & Associates, Inc. and the inclusion of our report on oil and gas reserves located in Texas dated January 17, 2017, in the Annual Report on Form 10-K for the year ended December 31, 2016, of the Company and its subsidiaries, filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ G. Lance Binder
By:
G. Lance Binder, P.E.
Executive Vice President

Dallas, Texas
March 1, 2017